Exhibit 5.1

Goodwin Procter LLP Counselors at Law The New York Times Building 620 Eighth Avenue New York, NY 10018 T: 212.813.8800 F: 212.355.3333

July 12, 2012

Ampio Pharmaceuticals, Inc.

5445 DTC Parkway, Suite 925

Greenwood Village, Colorado 80111

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-177116) (as amended or supplemented, the “Registration Statement”) filed on September 30, 2011 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Ampio Pharmaceuticals, Inc., a Delaware corporation (the “Company”) of up to $80,000,000 of any combination of securities of the types specified therein and by certain selling stockholders named in the Registration Statement of up to 1,000,000 shares of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”). The Registration Statement was declared effective by the Commission on October 28, 2011. Reference is made to our opinion letter dated September 30, 2011 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) dated July 12, 2012 and filed by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering (i) by the Company of up to 5,022,610 shares (the “Company Shares”) of Common Stock and (ii) by the selling stockholders identified in the Prospectus Supplement (the “Selling Stockholders”) of up to 285,100 shares (the “Selling Stockholder Shares” and together with the Company Shares, the “Shares”) of Common Stock covered by the Registration Statement. We understand that the Shares are to be offered and sold in the manner described in the Prospectus Supplement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company and the Selling Stockholders.

The opinion set forth below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

Ampio Pharmaceuticals, Inc.

July 12, 2012

Based on the foregoing, we are of the opinion that (i) the Company Shares have been duly authorized and, upon issuance and delivery against payment therefor, will be validly issued, fully paid and non-assessable and (ii) the Selling Stockholder Shares have been duly authorized and validly issued, and upon delivery against payment therefor, will be fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,
/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP